Exhibit 10.01

LMF Employ Agree

EXECUTIVE EMPLOYMENT AGREEMENT

Lowell M. Fisher

Whereas Certified Diabetic Services, Inc, a State of Delaware Corporation (“the Company”) is in the business as a diabetic supplies mail order business complemented by other mail order business, products and services for it clients; and

Whereas Lowell M. Fisher, age 72, (“Executive”) located at 7149 Steepleview Road, Woodbury, Minnesota 55125 has been providing services under an existing contract that commenced October 31st 2004 and expires March 31st, 2005. The Executive has been operating as its Chairman of the Board, during that time, positioning the company for the raise of capital, negotiating with investors and investment funds, organizing the governance issues, working with lending institutions, developing the business plan, developing and maintaining the operating systems and accounting systems, working with counsel to defend the Company from past employee legal action, and providing general broad management services to increase shareholder value for the Company and;

Whereas, the Company wishes to retain the services of the Executive and the Executive wishes to have his services be retained by the Company.

Now, therefore, the parties agree as follows:

Term of this Agreement: The terms and conditions of this agreement and the employment of the Executive shall continue for three (3) consecutive one (1) year periods commencing on April 1st, 2005 and terminating on March 31st, 2008.

Services of the Executive: Executive is hereby expected to perform services for the Company for the term of the agreement in such capacity as by title and duties, Chairman of the Board of Directors whose responsibilities are defined in the Hand Book for Directors, responsible for conducting and organizing the board meetings, is responsible for outside professionals consisting of legal counsel, monthly accounting review and auditor functions. In addition to the Board responsibilities, the Executive is to perform operational and general management duties including upgrading existing operational control systems, developing management information systems, negotiate with investors and funding sources, provide strategic direction and over all management direction to the President and CEO reporting to the Chairman of the Board.

Change of Control: In the event of a change of control of the Company as defined by either the tax code, SEC regulations, company Articles of Incorporation, its By-Laws or change of control from the sale, merger or takeover of 15% of the Company by individuals or another entity for whatever reason, this agreement shall remain in full force and effect until its natural termination on March 31st, 2008.

Compensation: The Company agrees to pay the Executive $180,000 per year during the first annual year, 2005, and continuing through the third consecutive year through March 31st 2008.

LMF Employ Agree

Any increases in compensation during the term of this agreement are to be determined by the Board of Directors. Unpaid compensation of any sort in this agreement shall be accrued and mutually agreed to be paid as is economically reasonable by the Company, further, upon the natural termination of this agreement, any unpaid compensation shall be paid over a mutually agreed upon period of time. In the event of retirement or resignation by the Executive or termination by the Company with or without cause, before the natural termination of this agreement, all compensation ceases.

Insurance: The company agrees to pay all of the Executive’s family health and hospitalization insurance (“the Plan”) expenses with the exception of those portions of the Plan that are determined to be paid by the Executive. In the event that certain medical coverage is not within the plan and those items missing are not covered by the Plan including family out of plan coverage for dental, eye, and dermatology expenses are agreed to be paid by the Company for the term of this agreement. In addition, if and when the Executive reaches retirement as determined by covered by Medicare Part A and B, the company shall provide at its expense a full supplemental policy for the life of the Executive. The Company, if financially reasonable as determined by the Board of Directors, at its expense shall provide Key man life insurance directing the Company to be its beneficiary and an amount of life insurance of an equal amount to Key Man insurance for the Executive as an individual shall be paid for by the company for the life of the Executive directing the Spouse or Life Estate to be the beneficiary.

Bonus Plan:

In addition to the above compensation the Company agrees to set up an annual performance bonus pool of funds that include the Executive, other key executives and employees in the Company. The bonus pool plan, as yet undetermined for 2005, is to be set during the 4th quarter of the previous year by the board of Directors, the Executive and the President CEO. The Executive has a shared responsibility with the President / CEO for the development of the overall plan for the company. The Executive, the President / CEO and the Board of Directors must agree that the performance goals are achievable for the Company as set forth in each yearly plan. In addition the Executive and the President / CEO are to insure that other executives and employees that are to be included in the bonus pool, agree to the goals as set forth in the plan. The amount of the bonus pool to be paid to the Executive is based upon the outcome and performance of the Company and is part of the overall bonus pool. The bonus pool goals are to include a net profit goal for the company and the bonus pool can be paid only after and when the net income goal is achieved. The amount of the bonus pool to be paid shall not reduce the amount of net profit earned by the company and must be earned over and above the net profit of the Company.

401K Plans:

The Executive shall be enrolled in the 401K plans provided for by the Company. The Executive shall be deemed 100% vested in 401 K Plans after attaining the age of 60.

LMF Employ Agree

Tax and Accounting Service:

The Company at its expense shall provide fully paid annual tax accounting and general accounting advice at no cost to the Executive, however amount of these services shall not exceed $2,000 per year.

Moving Expenses:

The Company desires that the Executive move and change residence from the Executive’s home location in the State of Minnesota to becoming a resident of the State of Florida. Therefore the Executive shall be compensated for any such moving expenses consisting of the following and including any of the Executive’s interim rental housing prior to locating. These expenses include but are not limited to closing costs on the new home at the new location, selling commissions of the existing home in Minnesota, complete packing service and shipping of the contents to Florida home, replacement insurance of all contents of the Executive’s Minnesota home, shipment and unloading of all of the contents of the Executive’s Minnesota home within the new location, plus any storage and storage insurance before or after shipment from the former place of residence or to the new place of residence and the expense of one trip to Minnesota to close up the residence and execute the sale. Closing cost reimbursement of the new location shall not exceed $10,000, selling expenses on the existing Minnesota residence shall not exceed reimbursement in the amount of $25,000. The expense of moving the Executive shall be determined by the Executive obtaining and selecting the lowest of two bids from moving companies which are to include the expense of shipping all personal and household goods, damage and loss insurance, the packing and cost of any storage for the Executive’s personal and household goods.

Communication Expenses: The Company shall pay all expenses for desktop and laptop computers, monitors, cabling, wiring and equipment required to provide wired and wireless communication of email, web access and any remote connections to and from the office within the Executives residence. In addition the company shall pay the monthly expenses for cellular phones and any high-speed communications service charges to deliver these services. The company shall not pay for landline or landline long distance calls considered as personal that belong to the Executive. The Executive shall deduct any such land line personal calls for communication expenses.

Travel Expenses: Reasonable and normal expenses for travel including vehicle, train, air and ground expenses shall be reimbursed by the Company to the Executive on a prompt basis. The Executive is responsible for providing the proper receipts and documentation as acceptable to the Company accounting and audit rules and regulations for all such travel. Spousal travel is permitted, providing that the Executive is responsible for those expenses that may be in addition to the Executive’s travel expense. In the event that the Executive is traveling for business 3 consecutive days or over a week-end, all of the expense of Spousal travel shall be paid for by the Company. Business class shall be used by the Executive when travel exceeds 4 consecutive hours. In addition the company shall pay to the Executive an auto allowance in an amount not to exceed $1,500 per month to be used for an auto lease, licenses and insurance. State, local and Federal taxes shall be paid for by the Company and grossed up to provide for this allowance to be tax-free to the Executive.

LMF Employ Agree

Vacation: The Executive shall be entitled to a fully paid yearly vacation consisting of thirty (30) days excluding the normal holiday closing of the Company between Christmas and New Years of each year which are not to be considered as part of the 30 days. Except by written approval of the Board of Directors, no more than fifteen (15) days may be taken by the Executive as contiguous to each other and must have one month separation between any fifteen (15) days contiguous. Vacation unused by the Executive may be accrued from year to year at the discretion of the Executive. The Executive may be compensated with fully vested stock options at the end of each fiscal year for any unused vacation during one single year, at the option of the executive.. The stock options shall be equal in value to the compensation and price of the option shall be based upon the average of the 90 day trailing price of the stock as calculated at the end of each fiscal year.

Termination: The Company may terminate the Executive at any time, for cause, by written notice from the Board of Directors

Company Stock and Stock Options: The Executive may from time to time purchase or may be awarded or presently may hold stock, warrants or stock options of the Company. The Stock, Warrants or Stock Options may be exercisable on a cashless-transaction basis where the Executive receives the difference between the optimum market price for the option and the exercise price of the options less any applicable taxes, as required, to be deducted by the Company.

The Stock options are to have 10-year life and are not redeemable or to be cancelled by the Company upon termination of the Executive by either the Company or the Executive. All of the features including the 10-year life for Executive options, the non-redeemable features and the cashless transaction features shall supersede any current or future stock, warrants or stock option policies or other agreements of the Company regarding Company stock, warrants, or stock options..

Limited effect by Waiver of the Company: Should the Company waive or breach of any provision of this agreement by the Executive, that waiver shall not operate or be construed as a waiver of further breach by the Executive.

Severability: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If these agreements held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Executive shall be deemed reinstated as if this agreement had not been executed.

Assumption of Agreement by Company’s Successors and Assignees. The Company’s rights and obligations under this agreement will become the obligation of and be binding upon the Company’s successors and assignees.

LMF Employ Agree

Oral Modifications Not Binding: This agreement is the entire agreement of the Company and the Executive, Oral modifications have no effect. It may be altered only by a written agreement approved by the Board of Directors and accepted by the Executive.

Indemnification: The Company shall in all instances and under all circumstances indemnify the Executive from any and all of his actions in performing his duties with the exception of felonious acts as proven guilty by a court of law.

Governing Law: This agreement shall be governed by and construed in accordance with the laws of the State of Florida, County of Collier.

IN WITNESS WHEROF, the parties hereto have executed this Agreement effective as of April 1, 2005, as of the 20th Day of July, 2005.

This Executive Employment agreement between Certified Diabetic Services and Mr. Lowell Fisher, Chairman of the Board of Directors, has been ratified by a unanimous vote of the Board of Directors, Mr. Fisher removed himself from voting, at a special meeting of the Board of Directors on July 20, 2005. See attached minutes of the meeting of the Board of Directors of July 20, 2005.

COMPANY Certified Diabetic Services, Inc Mr. Brent Peterson, Secretary By order of the Board of Directors		By:	EXECUTIVE Lowell M. Fisher /s/ Lowell M. Fisher

Its: Secretary	/s/ Brent Peterson
Certified Diabetic Services, Inc